Exhibit 5.1

September 15, 2023

Rocket Pharmaceuticals, Inc.
9 Cedar Brook Drive
Cranbury, NJ 08512

Ladies and Gentlemen:

We have acted as counsel to Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) an aggregate of 9,453,418 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 3,126,955 shares of Common Stock, and (iii) up to an aggregate of 3,126,955 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares” and, together with the Offered Shares, the “Shares”), pursuant to an Underwriting Agreement, dated September 12, 2023 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Leerink Partners LLC, and Cowen and Company LLC, as representatives of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2021 a Registration Statement on Form S-3 (Registration No. 333-253756), declared effective by the SEC on September 10, 2021 (the “Registration Statement”), including a base prospectus dated September 10, 2021, a preliminary prospectus supplement dated September 12, 2023 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement dated September 12, 2023 (the “Prospectus Supplement”).

For purposes of rendering this opinion, we have examined: (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the Underwriting Agreement; (iv) the form of Pre-Funded Warrant; (v) the Seventh Amended and Restated Certificate of Incorporation of the Company, as amended to date; (vi) the Amended and Restated Bylaws of the Company, as amended to date; and (vii) the resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) and the Pricing Committee of the Board of Directors (together, the “Resolutions”) approving the Registration Statement, the Prospectus Supplement and the issuance of the Shares and the Pre-Funded Warrants. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Warrant Share; (b) the Offered Shares and Warrant Shares will be evidenced by stock certificates or the Board of Directors will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to the issuance of the Offered Shares and the Warrant Shares; (c) the issuance of each Offered Share and Warrant Share will be duly noted in the Company’s stock ledger upon its issuance; and (d) the Company will receive consideration for each Offered Share and Warrant Share in an amount at least equal to the par value of such share of Common Stock and in the amount required by the Resolutions, the Underwriting Agreement and the Pre-Funded Warrant, as applicable.

Our opinions set forth below in numbered paragraph 1, the first sentence of numbered paragraph 2, and numbered paragraph 3 are limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL. Our opinion set forth below in the second sentence of numbered paragraph 2 is limited to the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. Our opinion is provided as of the date hereof, and we undertake no obligation to advise you of any change in any matter set forth herein.

Based on the foregoing, we are of the opinion that:

1.
The Offered Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for as described in the Resolutions, the Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.
The Warrants have been duly authorized for issuance by the Company. The Warrants, when issued, delivered and paid for as described in the Prospectus Supplement and pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally.

3.
The Warrant Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor as described in the Resolutions and Prospectus Supplement, upon exercise of the Pre-Funded Warrants, in accordance with the terms therein and the terms thereof, will be validly issued, fully-paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 15, 2023 and to the references to our firm under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Preliminary Prospectus Supplement or the Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ K&L Gates LLP
K&L GATES LLP